Exhibit 99.1

Contact:    David Lilly / Joseph Kuo       Roy Swan
Kekst and Company   Carver Bancorp, Inc.
(212) 521-4800         (212) 360-8820

CARVER BANCORP, INC. REPORTS THIRD QUARTER RESULTS

Reports Third Quarter EPS of $0.54
Earnings reflect initial recognition of New Markets Tax Credit benefit

New York, New York, February 20, 2007 - Carver Bancorp, Inc. (the “Company” or “Carver”) (AMEX: CNY), the holding company for Carver Federal Savings Bank (the “Bank”), today announced its results of operations for the three- and nine-month periods ended December 31, 2006, the third quarter of the fiscal year ending March 31, 2007.

The Company reported net income of $1.4 million, or $0.54 per diluted share, for the three month period ended December 31, 2006, compared to $1.3 million, or $0.50 per diluted share, for the same period last year. For the nine month period ended December 31, 2006, the Company reported net income of $1.3 million, or $0.50 per diluted share, compared to $2.7 million, or $1.06 per diluted share, for the same period last year. Included in the results for the three months ended December 31, 2006, is $738,000 in tax credits resulting from the New Markets Tax Credits (“NMTC”) award it received in June 2006. The third quarter of fiscal 2006 included a $500,000 credit from the recovery of income tax expense attributable to the release of contingency reserves for closed tax examination years.

Chairman & CEO Comments

Deborah C. Wright, Chairman and CEO of Carver, stated: “I’m pleased that Carver continues to record healthy increases in net interest income and a stable net interest margin while maintaining solid credit quality. These results reflect active management of our balance sheet, which this quarter included completing sales of loans and securities pursuant to our previously announced repositioning, as part of our strategy to combat a very challenging interest rate and competitive environment. As we continue to pursue our lending strategy focused on mortgage and construction loans, we look forward to capitalizing on two important vehicles for substantially enhanced profitability over time: our new commercial banking platform made possible by our acquisition of Community Capital Bank (“CCB”) and New Markets Tax Credits. We are excited about the potential of small business lending as a central platform in Carver’s strategy to grow loans, deposits and fee income. Importantly, our teams are collaborating well, customers are excited about future expansion in products and services and we recently recruited experienced next generation talent to our small business lending team.”

Ms. Wright continued: “During the third quarter, Carver closed real estate loans that qualified for New Markets Tax Credits. This award, which Carver won through participation in a competitive application process, made a substantial contribution to our earnings this quarter, and is expected to make a significant impact on our earnings over the next seven to ten years. The NMTC award is an excellent complement to our organic strategy of growing our balance sheet by taking advantage of strong real estate trends in our neighborhoods. The award positions Carver to help facilitate meaningful economic development in the communities it serves, while substantially enhancing shareholder value.”

New Markets Tax Credit

As previously disclosed in Carver’s annual report on Form 10-K for the fiscal year ended March 31, 2006 (the “Form 10-K”), the Company was awarded a $59.0 million allocation under the NMTC program of the Community Development Financial Institution Fund of the Department of the Treasury. This program is designed to attract private-sector investment to help finance community development projects, stimulate economic growth and create jobs in lower income communities by providing tax credits to private enterprises who participate. The NMTC award provides credit against federal income taxes for companies making qualified investments, which include loans and equity investments in commercial real estate and businesses. The credit equals 39% of the award and is apportioned 5% over each of the first three years, and 6% over each of the remaining four years.

In total, the tax credits associated with Carver’s award equal approximately $23.0 million. A portion of this benefit will be shared with the community and developers of the qualifying investments through modified loan terms, including lower pricing and fees, which will reduce yields on such loans. In the quarter ended December 31, 2006, the Company made qualifying NMTC investments of $29.5 million, which allows the Company to recognize a 5% tax credit, or approximately $1.5 million, during the current fiscal year ending March 31, 2007. Of this amount, $738,000 was recognized in the quarter ended December 31, 2006 and an equivalent amount will be recognized in the quarter ended March 31, 2007. In the following six fiscal years, the NMTC benefit for the initial $29.5 million qualifying investments will be amortized over the full fiscal year. As additional qualifying investments are made, NMTC benefits will be similarly recognized over a seven year period.

Income Statement Highlights

Quarterly Results

For the quarter ended December 31, 2006, the Bank recorded net income of $1.4 million, compared to net income of $1.3 million for the same period last year. The favorable change in net income reflects an increase in net interest income before provision for loan losses of $1.3 million and a tax benefit of $311,000. This favorable change was partially offset by an increase in non-interest expense of $1.2 million, a decrease in non-interest income of $157,000 and a $120,000 provision for loan losses.

For the quarter ended December 31, 2006, net interest income before provision for loan losses increased $1.3 million, or 28.4%, to $6.1 million compared to $4.8 million for the same period last year. This result is primarily due to the Bank’s strategy to reduce lower yielding securities and replace them with higher yielding loans, and additional income contributions from the recently acquired CCB loan and investment portfolios. Interest income increased $3.6 million, or 43.4%, partially offset by an increase in interest expense of $2.2 million, or 64.1%, compared to the same period last year. The acquired CCB investment and loan portfolios contributed $2.2 million in interest income. Overall, interest income increased primarily as a result of higher yields and average balances in the loan portfolio of 89 basis points and $168.9 million, respectively. The average balance of the securities portfolio decreased $48.6 million compared to the same period last year, and although the yield earned increased by 77 basis points, the result was a net decrease in interest income earned from securities. Interest expense increased primarily as a result of $1.4 million in additional interest on deposits acquired from CCB, and an increase in the cost of certificates of deposit and money market accounts of 134 and 94 basis points, respectively.

The Company provided $120,000 in additional loan loss reserves during the third quarter ending December 31, 2006, based on the Company’s assessment of its loan portfolio.

For the quarter ended December 31, 2006, non-interest income decreased $157,000, or 14.0%, to $966,000 compared to $1.1 million for the same period last year. Non-interest income declined primarily as a result of a decrease of $180,000 in loan fees and service charges and a $108,000 loss on the sale of real estate owned. Partially offsetting these decreases were a $96,000 increase in depository fees and charges and $45,000 increase in combined gains on sales of loans and securities. The quarter’s results included CCB non-interest income additions of $105,000 and $77,000 in loan fees and service charges and depository fees and charges, respectively, and also a $21,000 gain on the sale of municipal securities.

For the quarter ended December 31, 2006, non-interest expense increased $1.2 million or 26.0%, to $5.9 million compared to $4.7 million for the same period last year. Salaries and benefits and other non-interest expense accounted for $567,000 and $539,000 of the increase, respectively. The increase in salaries and benefits expense resulted primarily from inclusion of CCB operations, which accounted for $451,000 of the increase. Other non-interest expenses increased primarily due to CCB related charges of $164,000, costs associated with outsourced internal audit activities, and additional consulting expenses and advertising costs.

For the three months ended December 31, 2006, the Company recorded income before taxes of $1.1 million compared to $1.2 million for the same period last year. The resultant income tax expense was $427,000 compared to $440,000 for the same period last year. However, during the quarter the Bank recorded $738,000 in tax credits resulting from qualifying funding under the terms of the NMTC award. The third quarter of fiscal 2006 included a $500,000 credit from the recovery of income tax expense attributable to the release of contingency reserves for closed tax examination years. The net effect of these tax adjustments resulted in a net tax benefit of $311,000 and $60,000 for the third quarters of fiscal 2007 and 2006, respectively.

Nine-Month Results

For the nine month period ended December 31, 2006, the Bank recorded net income of $1.3 million compared to $2.7 million for the same period last year. The $1.4 million decrease is primarily due to an increase of $2.8 million in non-interest expense and a decrease of $2.0 million in non-interest income, partially offset by an increase of $2.3 million in net interest income after provision for loan losses, and a decrease of $1.1 million in the Company’s income tax provision compared to the nine month period ended December 31, 2005.

For the nine month period ended December 31, 2006, net interest income after provision for loan losses increased by $2.3 million, or 16.0%, to $16.3 million, compared to $14.0 million for the same period last year. Interest income increased $6.6 million, or 27.7%, to $30.3 million compared to $23.7 million for the same period last year primarily as a result of increased real estate mortgage loan balances and yields and additions of the CCB investment and loan portfolios. The rise in interest income was partially offset by additional interest expense of $4.2 million, an increase of 43.2%, to $13.9 million compared to $9.7 million for the same period last year, primarily due to increased costs of deposits including the addition of CCB deposits. The Company also recorded an additional expense from an increase of $120,000 in provisions for loan losses.

For the nine month period ended December 31, 2006, non-interest income decreased $2.0 million, or 55.7%, to $1.6 million, compared to $3.6 million for the same period last year. Non-interest income decreased primarily due to a $702,000 write-down taken on the Bank’s held-for-sale loans and a $624,000 loss on the sale of certain investment securities, both taken in the second quarter of this fiscal year. In addition, loan fees and service charges declined $650,000, primarily as a result of decreased mortgage prepayment penalties.

For the nine month period ended December 31, 2006, non-interest expense increased $2.8 million, or 19.6%, to $16.9 million compared to $14.1 million for the same period last year. The increase in non-interest expense was primarily due to $1.3 million in merger-related restructuring charges, $791,000 in operating costs from CCB and increases in net occupancy expenses of $238,000.

For the nine months ended December 31, 2006, the Company’s income before taxes decreased $2.5 million to $967,000 compared to income of $3.5 million from the same period last year. The Company’s income tax provision also decreased $1.2 million to a tax benefit of $330,000 compared to a tax expense of $733,000 for the same period last year.

Financial Condition Highlights

At December 31, 2006, total assets increased by $103.9 million, or 15.7%, to $764.9 million compared to $661.0 million at March 31, 2006. The asset growth primarily reflects $165.4 million in total assets acquired from CCB, partially offset by sales of certain investment securities and loans. The Bank’s total loan portfolio increased by $114.8 million primarily as a result of the $98.8 million portfolio acquired from CCB, $146.2 million in loan originations and purchases, offset in part by loan repayments of $101.8 million and loan sales of $26.3 million. In addition, cash and cash equivalents, goodwill and core deposit intangibles, and accrued interest receivable increased by $14.9 million, $6.1 million, and $1.5 million, respectively. The increase in total assets was partially offset by a decrease of $34.5 million in total securities, primarily as a result of a $47.1 million sale of certain investment securities as part of the balance sheet repositioning, of which $11.4 million resulted from the sale of municipal securities acquired from CCB.

At December 31, 2006, total liabilities increased by $102.3 million, or 16.7%, to $714.6 million from $612.3 million at March 31, 2006. The increase in liabilities results primarily from the acquisition of $159.3 million in liabilities from CCB partially offset by a $37.1 million net repayment of borrowings. The Bank’s deposits increased $124.6 million primarily as a result of the acquisition of $144.1 million in deposits from CCB. Excluding deposits acquired from CCB, the Bank’s deposits declined by $19.5 million as a result of reduced certificates of deposit, interest-bearing checking, savings and money market balances. The reduction in certificates of deposit primarily results from the Bank’s decision not to renew $20.0 million in relatively high cost maturing deposits. Borrowings declined $24.6 million as the Bank had net repayments of $37.1 million in relatively higher cost borrowings, partially offset by an increase of $12.5 million in borrowings acquired with CCB of which $4.0 million matured and was repaid.

At December 31, 2006, total stockholders’ equity increased $1.6 million, or 3.2%, to $50.3 million compared to $48.7 million at March 31, 2006. The increase in total stockholders’ equity was primarily attributable to reclassification of a $656,000 loss on available for sale securities from accumulated other comprehensive loss to the Consolidated Statement of Income, mainly as a result of the sale of securities as part of the balance sheet repositioning. Also contributing to the increase in stockholders’ equity was year to date net income of $1.3 million and a decrease of $138,000 in treasury stock resulting from re-issuance of common stock the Company previously repurchased to fund its compensation and benefit programs. Partially offsetting the increase in stockholders’ equity was payment of $656,000 in dividends to stockholders during the period.

Common stock repurchases for the three and nine months ended December 31, 2006, totaled 3,000 shares at an average cost of $16.55 per share and 12,000 shares at an average cost of $16.80 per share, respectively.

Asset Quality

At December 31, 2006, non-performing assets totaled $3.7 million, or 0.49% of total assets, compared to $2.8 million, or 0.42% of total assets, at March 31, 2006. As a result of the acquisition of CCB, the Company added $1.4 million in non-performing loans to its portfolio. At December 31, 2006, the allowance for loan losses was $5.3 million compared to $4.0 million at March 31, 2006. This change reflects the additional allowance for loan losses of $1.2 million resulting from the CCB acquisition and an additional provision of $120,000 during the quarter ended December 31, 2006. At December 31, 2006, the ratio of the allowance for loan losses to non-performing loans was 142.6% compared to 147.1% at March 31, 2006. At December 31, 2006, the ratio of the allowance for loan losses to total loans receivable was 0.89% compared to 0.81% at March 31, 2006.

Other Matters

On February 15, 2006, the Company filed a current report on Form 8-K disclosing that the Company will amend its Form 10-K to restate the Consolidated Statements of Cash Flows for Fiscal Years 2006, 2005 and 2004 and is filing in its quarterly report on Form 10-Q for the quarter ended December 31, 2006, a restated Consolidated Statements of Cash Flows for the nine month period ended December 31, 2005, and for the three month periods ended June 30, 2006 and June 30, 2005. In addition, the Company’s December 31, 2006 Form 10-Q contains disclosure regarding its determination of a material weakness in internal controls over financial reporting. Both the restatements and the material weakness in internal controls relate to the Company’s classification of cash flows from certain lending activities. The restatements will not affect the Company’s Consolidated Statements of Financial Condition, Consolidated Statement of Operations and Consolidated Statement of Changes in Stockholders Equity for the affected periods. Accordingly the Company’s historical revenues, net income, earnings per share, total assets and regulatory capital remain unchanged.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates ten full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company’s website at www.carverbank.com.

Statements contained in this news release, which are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “could,” “may,” “planned,” “estimated,” “potential,” “outlook,” “predict,” “project” and similar terms and phrases, including references to assumptions. Forward-looking statements are based on various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond the Company’s control, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Factors which could result in material variations include, without limitation, the Company's success in implementing its initiatives, including expanding its product line, adding new branches and ATM centers, successfully re-branding its image and achieving greater operating efficiencies; increases in competitive pressure among financial institutions or non-financial institutions; legislative or regulatory changes which may adversely affect the Company’s business or increase the cost of doing business; technological changes which may be more difficult or expensive than we anticipate; changes in interest rates which may reduce net interest margins and net interest income; changes in deposit flows, loan demand or real estate values which may adversely affect the Company’s business; changes in accounting principles, policies or guidelines which may cause the Company’s condition to be perceived differently; litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, which may delay the occurrence or non-occurrence of events longer than anticipated; the ability of the Company to originate and purchase loans with attractive terms and acceptable credit quality; and general economic conditions, either nationally or locally in some or all areas in which the Company does business, or conditions in the securities markets or the banking industry which could affect liquidity in the capital markets, the volume of loan origination, deposit flows, real estate values, the levels of non-interest income and the amount of loan losses. The forward-looking statements contained within herein are made as of the date of this report, and the Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

# # #

CARVER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except share data)

	December 31,	March 31,
	2006	2006
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$18,969	$13,604
Federal funds sold	17,000	8,700
Interest Earning Deposits	1,828	600
Total cash and cash equivalents	37,797	22,904
Securities:
Available-for-sale, at fair value (including pledged as collateral of $35,842 and $79,211
at December 31, 2006 and March 31, 2006, respectively)	54,210	81,882
Held-to-maturity, at amortized cost (including pledged as collateral of $19,253 and $26,039 at December 31, 2006 and March 31, 2006, respectively; fair value of $19,208 and $25,880
at December 31, 2006 and March 31, 2006, respectively)	19,573	26,404
Total securities	73,783	108,286

Loans held-for-sale, net	16,708	-

Loans receivable:
Real estate mortgage loans	543,300	495,994
Consumer and commercial business loans	53,487	1,453
Allowance for loan losses	(5,300)	(4,015)
Total loans receivable, net	591,487	493,432
Office properties and equipment, net	14,313	13,194
Federal Home Loan Bank of New York stock, at cost	3,622	4,627
Bank owned life insurance	8,715	8,479
Accrued interest receivable	4,506	2,970
Goodwill	5,392	-
Core Deposit Intangible, net	722	-
Other assets	7,852	7,101
Total assets	$764,897	$660,993

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$629,257	$504,638
Advances from the Federal Home Loan Bank of New York and other borrowed funds	69,182	93,792
Other liabilities	16,187	13,866
Total liabilities	714,626	612,296
Stockholders' equity:
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued;
2,514,885 and 2,506,822 outstanding at December 31, 2006 and March 31, 2006, respectively)	25	25
Additional paid-in capital	24,056	23,935
Retained earnings	26,377	25,736
Unamortized awards of common stock under ESOP and management recognition plan ("MRP")	(4)	(22)
Treasury stock, at cost (9,806 shares at December 31, 2006 and 17,869 shares at March 31, 2006)	(165)	(303)
Accumulated other comprehensive loss	(18)	(674)
Total stockholders' equity	50,271	48,697
Total liabilities and stockholders' equity	$764,897	$660,993

CARVER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,

	2006	2005	2006	2005

Interest Income:
Loans	$10,685	$6,783	$26,893	$19,203
Mortgage-backed securities	556	1,124	2,331	3,384
Investment securities	476	234	824	785
Federal funds sold	53	69	222	337
Total interest income	11,770	8,210	30,270	23,709

Interest expense:
Deposits	4,639	2,277	10,659	6,243
Advances and other borrowed money	1,004	1,161	3,237	3,459
Total interest expense	5,643	3,438	13,896	9,702

Net interest income before provision for loan losses	6,127	4,772	16,374	14,007

Provision for loan losses	120	-	120	-
Net interest income after provision for loan losses	6,007	4,772	16,254	14,007

Non-interest income:
Depository fees and charges	680	584	1,891	1,881
Loan fees and service charges	206	386	696	1,346
Write-down of loans held for sale	-	-	(702)	-
Gain (loss) on sale of securities	21	-	(624)	-
Gain on sale of loans	53	29	141	102
Loss on sale of real estate owned	(108)	-	(108)	-
Other	114	124	280	224
Total non-interest income	966	1,123	1,574	3,553

Non-interest expense:
Employee compensation and benefits	2,829	2,262	7,427	7,059
Net occupancy expense	715	591	1,908	1,670
Equipment, net	531	545	1,521	1,475
Merger related expenses	-	-	1,258	-
Other	1,809	1,270	4,747	3,894
Total non-interest expense	5,884	4,668	16,861	14,098

Income before income taxes	1,089	1,227	967	3,462
Income tax (benefit) provision	(311)	(60)	(330)	733
Net income	$1,400	$1,287	$1,297	$2,729

Earnings per common share:
Basic	$0.56	$0.51	$0.52	$1.09
Diluted	$0.54	$0.50	$0.50	$1.06

CARVER BANCORP, INC. AND SUBSIDIARIES

SELECTED KEY RATIOS
(Unaudited)

	Three Months Ended				Nine Months Ended
Selected Financial Data:	December 31,				December 31,
	2006		2005		2006		2005
Return on average assets (1)	0.73%		0.82%		0.25%		0.58%
Return on average equity (2)	11.86		10.80		3.61		7.72
Interest rate spread (3)	3.17		3.03		3.14		2.97
Net interest margin (4)	3.47		3.23		3.40		3.17
Operating expenses to average assets (5)	3.08		2.97		3.28		3.00
Efficiency ratio (6)	82.96		79.19		93.94		80.28
Equity-to-assets (7)	6.57		7.45		6.57		7.45

Tier I leverage capital ratio (8)	7.63		9.52		7.63		9.52
Tier I risk-based capital ratio (8)	9.34		12.23		9.34		12.23
Total risk-based capital ratio (8)	10.19		13.03		10.19		13.03

Average interest-earning assets to interest-bearing liabilities	1.10	x	1.09	x	1.09	x	1.09	x

Net income per share - basic	$0.56		$0.51		$0.52		$1.09
Net income per share - diluted	$0.54		$0.50		$0.50		$1.06
Average shares outstanding - basic	2,515,644		2,509,030		2,510,980		2,506,661
Average shares outstanding - diluted	2,572,130		2,561,722		2,570,801		2,566,923
Cash dividends	$0.09		$0.08		$0.26		$0.23
Dividend payout ratio (9)	16.18%		15.62%		50.63%		21.15%

Asset Quality Ratios:	December 31,				March 31,
	2006		2005		2006		2005
Non performing assets to total assets (10)	0.49%		0.34%		0.42%		0.16%
Non performing loans to total loans receivable (11)	0.62		0.47		0.55		0.23
Allowance for loan losses to total loans receivable	0.89		0.85		0.81		0.96
Allowance for loan losses to non-performing loans	142.6%		184.1%		147.1%		410.7%

(1) Net income divided by average total assets, annualized.
(2) Net income divided by average total equity, annualized.
(3) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(4) Net interest income divided by average interest-earning assets, annualized.
(5) Non-interest expenses divided by average total assets, annualized.
(6) Operating expenses divided by the sum of net interest income before provision for loan losses plus non-interest income.
(7) Total equity divided by assets at period end.
(8) These regulatory ratios reflect consolidated bank only.
(9) Dividend paid on common stock during the period divided by net income available to common stockholders for the period.
(10) Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.
(11) Non performing loans consist of non-accrual loans, loans accruing 90 days or more past due.

CARVER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCES
(Dollars in thousands)
(Unaudited)

	Three months ended December 31,
	2006			2005
	Average		Average	Average		Average
Interest Earning Assets:	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
	(Dollars in thousands)
Loans (1)	$ 621,657	$ 10,685	6.88%	$ 452,744	$ 6,783	5.99%
Total securities (2)	86,026	1,032	4.80%	134,639	1,358	4.03%
Fed funds sold	3,928	53	5.35%	6,965	69	3.93%
Total interest earning assets	711,611	11,770	6.62%	594,348	8,210	5.53%
Non-interest earning assets	52,840			34,523
Total assets	$ 764,451			$ 628,871

Interest Bearing Liabilities:
Deposits:
Checking	$ 24,816	30	0.48%	$ 22,996	18	0.31%
Savings and clubs	135,716	238	0.70%	136,917	239	0.69%
Money market accounts	45,513	308	2.68%	34,136	150	1.74%
Certificates of deposit	364,969	4,056	4.41%	240,270	1,862	3.07%
Mortgagors' deposit	2,862	7	0.97%	2,092	8	1.52%
Total deposits	573,876	4,639	3.21%	436,411	2,277	2.07%
Borrowed money	75,890	1,004	5.25%	109,053	1,161	4.22%
Total interest bearing liabilities	649,766	5,643	3.45%	545,464	3,438	2.50%
Non-interest-bearing liabilities:
Demand	51,102			29,401
Other Liabilities	16,359			6,329
Total liabilities	717,227			581,194
Stockholders' equity	47,224			47,677
Total liabilities and stockholders' equity	$ 764,451			$ 628,871
Net interest income		$ 6,127			$ 4,772

Average interest rate spread			3.17%			3.03%

Net interest margin			3.47%			3.23%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCES
(Dollars in thousands)
(Unaudited)

	Nine months ended December 31,
	2006			2005
	Average		Average	Average		Average
Interest Earning Assets:	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
	(Dollars in thousands)
Loans (1)	$ 541,039	$ 26,893	6.63%	$ 432,310	$ 19,203	5.92%
Total securities (2)	97,078	3,155	4.33%	145,485	4,169	3.82%
Fed funds sold	5,842	222	5.04%	13,878	337	3.22%
Total interest earning assets	643,959	30,270	6.27%	591,673	23,709	5.34%
Non-interest earning assets	42,130			35,413
Total assets	$ 686,089			$ 627,086

Interest Bearing Liabilities:
Deposits:
Checking	$ 24,908	69	0.37%	$ 24,238	55	0.30%
Savings and clubs	136,935	681	0.66%	138,164	689	0.66%
Money market accounts	41,285	784	2.52%	37,134	436	1.56%
Certificates of deposit	298,163	9,103	4.05%	232,404	5,038	2.88%
Mortgagors' deposit	2,200	22	1.33%	2,223	25	1.49%
Total deposits	503,491	10,659	2.81%	434,163	6,243	1.91%
Borrowed money	85,035	3,237	5.05%	110,192	3,459	4.17%
Total interest bearing liabilities	588,526	13,896	3.13%	544,355	9,702	2.37%
Non-interest-bearing liabilities:
Demand	38,096			28,246
Other Liabilities	11,560			7,371
Total liabilities	638,182			579,972
Stockholders' equity	47,907			47,114
Total liabilities and stockholders' equity	$ 686,089			$ 627,086
Net interest income		$ 16,374			$ 14,007

Average interest rate spread			3.14%			2.97%

Net interest margin			3.40%			3.17%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock